(K)(6)(c)

AMENDMENT NO. 3 AND WAIVER NO. 1

TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT

AMENDMENT NO. 3 AND WAIVER NO. 1 (this "Amendment"), dated as of March 27, 2020, under the Second Amended and Restated Credit Agreement, dated as of May 12, 2017, among VOYA SENIOR INCOME FUND (the "Borrower"), the Lenders party thereto, and THE BANK OF NOVA SCOTIA, as Administrative Agent (the "Administrative Agent"), as amended by Amendment No. 1, dated as of May 11, 2018, and Amendment No. 2, dated as of May 10, 2019 (as so amended and as hereafter amended, supplemented or otherwise modified, the "Credit Agreement").

RECITALS

I.Each term that is defined in the Credit Agreement and not herein defined has the meaning ascribed thereto by the Credit Agreement when used herein.

II.The Borrower has requested from the Lenders an amendment to, and a waiver under, the Credit Agreement upon the terms and conditions herein contained, and all Lenders have agreed thereto upon the terms and conditions herein contained.

AGREEMENTS

Accordingly, in consideration of the Recitals and the covenants, conditions and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.The Borrower acknowledges and agrees that as of March 18, 2020, the Borrower's Adjusted Asset Coverage was less than 3.00:1.00, which constitutes a failure to observe or perform a covenant under Section 7.7(a) of the Credit Agreement and an Event of Default under Section 8.1(d)(ii) of the Credit Agreement (together, the "AAC Default").

2.Each Lender hereby waives the AAC Default during the period from and including March 18, 2020 to and including the Amendment Effective Date (the "AAC Waiver Period"), provided that during the AAC Waiver Period, the Borrower shall not permit the Adjusted Asset Coverage to be less than 2.63:1.00 at any time.

3.Section 1.1 of the Credit Agreement is hereby amended by adding the following defined terms thereto as follows:

"Section 6.1(c) Date" has the meaning set forth in Section 6.1(c).

"Section 6.1(c) Report" means a report in the form of Exhibit I hereto.

4.Section 2.5(b) of the Credit Agreement is hereby amended by replacing the word "three" with the word "ten".

5.Section 5.2(a) of the Credit Agreement is hereby amended and restated in its entirety as follows:

(a)Immediately before and after giving effect to such Loan, (i) the representations and warranties of the Borrower set forth in each Loan Document to which it is a party shall be true and correct in all respects on and as of the date of such Loan, (ii) the Adjusted Asset Coverage shall not be less than 3.00:1.00 and (iii) no Default shall exist or would occur.

6.Section 6.1(c) of the Credit Agreement is hereby amended and restated in its entirety as follows:

(c)in the event that on any Business Day the Adjusted Asset Coverage shall be less than 3.00:1.00 (each a "Section 6.1(c) Date"), the Borrower shall, on the immediately succeeding Business Day, deliver to the Administrative Agent a Section 6.1(c) Report prepared as of the close of business on the Section 6.1(c) Date;

7.Section 7.7(a) of the Credit Agreement is hereby amended and restated in its entirety as follows:

(a)The Borrower will not permit the Adjusted Asset Coverage to be less than

(i)3.00:1.00 for more than ten (10) consecutive Business Days, or (ii) 2.63:1.00 at any time.

8.Section 7.7(c) of the Credit Agreement is hereby amended by replacing the dollar amount "$150,000,000" with the dollar amount "$100,000,000".

9.The Credit Agreement is hereby amended by adding a new Exhibit I thereto in the form of Exhibit I hereto.

10.Paragraphs 1 through 9 hereof shall not be effective until each of the following conditions is satisfied (the date, if any, on which such conditions shall have first been satisfied being referred to herein as the "Amendment Effective Date"):

(a)the Administrative Agent shall have received from the Borrower and each Lender either (i) a counterpart of this Amendment executed on behalf of such Person, or (ii) written evidence satisfactory to the Administrative Agent (which may include facsimile or electronic mail transmission (in printable format)) that such Person has executed a counterpart of this Amendment;

(b)the Administrative Agent and each Lender shall have received such documents and information as the Administrative Agent or such Lender, as the case may be, shall have requested for purposes of complying with "know-your-

customer" and other anti-terrorism, anti-money laundering and similar rules and regulations and related policies; and

(c)all fees of the Administrative Agent (including the reasonable fees and expenses of counsel to the Administrative Agent) due and payable on or prior to the Amendment Effective Date shall have been paid.

11.The Borrower (a) reaffirms and admits the validity and enforceability of each Loan Document and all of its obligations thereunder, (b) agrees and admits that it has no defense to or offset against any such obligation (except to the extent such obligation specifically relates to the waivers herein contained), (c) represents and warrants that, as of the date of the execution and delivery hereof by the Borrower (and after giving effect to the amendments and waivers herein contained), no Default exists or would occur, and (d) represents and warrants that all of the representations and warranties made by it in the Loan Documents to which it is a party are true and correct in all material respects, both immediately before and after giving effect to this Amendment (except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date).

12.In all other respects, the Loan Documents shall remain in full force and effect, and no amendment or waiver in respect of any term or condition of any Loan Document shall be deemed to be an amendment or waiver in respect of any other term or condition contained in any Loan Document.

13.This Amendment may be executed in any number of counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. It shall not be necessary in making proof of this Amendment to produce or account for more than one counterpart signed by the party to be charged.

14.THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

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IN WITNESS WHEREOF, each party hereto has caused this Amendment to be executed by its duly authorized representative as of the day and year first above written.

VOYA SENIOR INCOME FUND

By: /s/ Daniel A. Norman

Name: Daniel A. Norman

Title: Senior Vice President

THE BANK OF NOVA SCOTIA, individually and as Administrative Agent

By: /s/ Aron Lau

Name: Aron Lau

Title: Director

STATE STREET BANK AND TRUST COMPANY

By: /s/ Paul. J. Koobatian

Name: Paul J. Koobatian

Title: Vice President

EXHIBIT I

Form of Section 6.1(c) Report